Exhibit (c)(xiii)

C O N F I D E N T I A L DRAFT – Presentation Materials are Preliminary, Confidential and Subject to Further Revisions D I S C U S S I O N M AT E R I A L S Project Tempest J U N E 2 0 2 4

C O N F I D E N T I A L DRAFT – Presentation Materials are Preliminary, Confidential and Subject to Further Revisions Disclaimer P R O J E C T T E M P E S T The information herein has been prepared by Lazard based upon information supplied by Thoughtworks Holding, Inc . (the “Company”) or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company with respect to the anticipated future performance of the Company . We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or any other entity, or concerning solvency or fair value of the Company or any other entity . With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company . We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based . The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise . These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard ; provided, however, that you may disclose to any and all persons the U . S . federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure . Lazard is acting as investment banker to the Special Committee of the Board of Directors of the Company, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice .

DRAFT – Presentation Materials are Preliminary, Confidential and Subject to Further Revisions P R O J E C T T E M P E S T DCF Methodology Overview ($ in billions except per share values unless otherwise stated)  DCF analyses are influenced by many factors, some of which are relatively static, while others fluctuate with the market. The key inputs into the Enterprise Value of a company implied by DCF analysis are:  The company’s cash flows through the end of the forecast period  The terminal value (TV) of the company at the end of that forecast period, beyond which annual cash flow forecasts are no longer available and the value of the company at that point in time must be calculated in aggregate, not based on cash flows in each year  The present value of those forecast cash flows and TV, calculated by discounting them at the weighted average cost of capital (WACC)  In situations where the company has not yet reached mature, steady - state growth by the end of the forecast period, TV is sometimes calculated by applying a terminal multiple to the company’s financials at that time (e.g., to EBITDA) based on comparable company multiples, and the present value of that TV can make up much of the overall DCF valuation (in this analysis, well over 90%)  WACC is calculated based on the risk - free rate, unlevered beta, levering factor, equity risk premium, cost of debt and the tax rate  Of those, the following are typically affected by real - time market data : risk - free rate (based on the yield on 10 - Year government bonds) and unlevered beta (calculated based on the beta and leverage of comparable companies and of the company itself, to which stock price is an input)  In this analysis, terminal multiple is calculated based on the trading multiples (in this case EV/EBITDA) of comparable companies; EV is affected in real - time by the stock prices of those companies, and EBITDA is affected as and when research analysts update their forecasts  Though many of the DCF inputs above can change often, comparable company multiples are typically the only inputs that change materially over a short period of time  As a result, though WACC is a critical driver of implied DCF valuation, it is the terminal multiple input (not the WACC) that is generally the cause of large changes in implied DCF valuation over short periods of time 3

DRAFT – Presentation Materials are Preliminary, Confidential and Subject to Further Revisions P R O J E C T T E M P E S T Evolution of DCF Range and Key Assumptions ($ in billions except per share values unless otherwise stated)  Our terminal value multiple range has always been based on the 25 th to 75 th percentiles of the comps, which generally translates to a number reflecting the diversified global players at the low end and historically higher growth digital players at the high end  Following Q1 CY2024 results, most sector players reported revenue/margin declines and reduced 2024 guidance; Globant and EPAM were particularly badly affected and saw significant declines in both stock price and EV/2024 EBITDA multiple:  EPAM’s multiple fell from 15.9x to 11.2x between 5/7/24 and 5/9/24  Globant’s fell from 17.4x to 15.6x over the same period  This brought the 75 th percentile of the comparable multiples down from 15.3x to 12.7x EV/2024 EBITDA (15.5x to 12.5x rounded), significantly reducing the calculated terminal value and therefore the entire implied DCF value of Tempest  This drove the top end of our implied DCF value per Tempest share down from $11.02 to $8.89 between those two dates  The lower multiple comps that influence the bottom end of our range were less affected over this period – the 25 th percentile fell only 0.3x, from 10.0x to 9.7x EV/2024 EBITDA (10.0x to 9.5x rounded), driving the low end of our implied DCF value per Tempest share from $5.99 down to $5.68 Source: Company filings, Wall Street research and FactSet as of 6/6/2024. 4

DRAFT – Presentation Materials are Preliminary, Confidential and Subject to Further Revisions

PROJECT TEMPEST

Evolution of DCF Range and Key Assumptions (cont'd)

($ in billions except per share values unless otherwise stated)

Date of Market Data	4/25/2024	5/7/2024	5/9/2024
Memo: Special Committee Meeting Date	*4/26/2024*	*5/8/2024*	*5/13/2024*
Management Plan	Initial Plan	Initial Plan	Initial Plan
Unlevered Beta Range	1.00 – 1.60	1.00 – 1.70	1.00 – 1.70
Risk-Free Rate	4.49%	4.31%	4.35%
Implied WACC Range	12.0% – 16.0%	11.5% – 16.5%	11.5% – 16.5%
(A) Implied Present Value of Cash Flows	$0.15BN – $0.16BN	$0.15BN – $0.16BN	$0.15BN – $0.16BN
CY2028E (NTM) Adjusted EBITDA Multiple Range	9.0x – 14.5x	10.0x – 15.5x	9.5x – 12.5x
Terminal Value Discount Factor (Based on WACC)	57% – 65%	56% – 66%	56% – 66%
(B) Implied Present Value of Terminal Value	$2.0BN – $3.6BN	$2.1BN – $3.9BN	$2.0BN – $3.2BN
(A) + (B) Implied Enterprise Value	$2.1BN – $3.8BN	$2.3BN – $4.1BN	$2.2BN – $3.3BN
Implied DCF Share Price	$5.48 – $10.13	$5.99 – $11.02	$5.68 – $8.89
Trading Comps Multiples (EV/Adj. EBITDA[1])	CY2024E	CY2024E	CY2024E
EPAM Systems	14.9x	**15.9x** →	**11.2x**
Globant	16.1x	**17.4x** →	**15.6x**
Endava	8.4x	9.8x	9.4x
Accenture	13.3x	13.4x	13.2x
Capgemini	10.3x	10.5x	10.5x
Cognizant Tech	8.5x	8.7x	8.7x
25th Percentile	9.0x	10.0x	9.7x
75th Percentile	14.5x	**15.3x** →	**12.7x**

LAZARD

Source: Company filings, Wall Street research and FactSet as of 6/6/2024.
Note: Implied share prices based on Tempest's balance sheet and FDSO as of 3/31/2024. Assumes acquisition of Watchful assets/talent announced 4/17/2024 is valued in line with $2.525m purchase price (including $1.25m contingent consideration; no valuation premium or discount to purchase price).
1 All EBITDA figures shown are Adjusted EBITDA presented on a like-for-like basis excluding stock-based compensation. Timing of Adj. EBITDA metric(s) is noted above the multiples.

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